Exhibit 4.100

Attachment: Compliance Confirmation Letter

To whom it might concern:

From:	DVB Bank SE (acting as Agent on behalf of the Lenders)

Date:	25th of November 2010

Re:	Compliance Confirmation Letter

We herewith in our capacity as Lenders in Loan Agreement dated 10 September 2007, as amended by a First Supplemental Agreement dated 10 January 2008 and as further amended by a Second Supplemental Agreement dated 23 January 2009, made between (1) Drillship Hydra Owners Inc. and Drillship Paros Owners Inc. as joint and several borrowers, (2) the banks listed in schedule 1 thereto as lenders, (3) the banks listed in schedule 1 thereto as arrangers and (4) DVB Bank SE (formerly known as DVB Bank AG (“DVB”) as agent, underwriter and security agent, in respect of a loan facility of up to US$230,000,000, (the “Loan Agreement”), herewith confirm that Dryships Inc. (and defined Borrowing entities) are in full compliance with the Loan Agreement (as supplemented / addended from time during the duration of the loan).

This Compliance Confirmation is valid until December 31st 2010.

Signed:

/s/ Sjur Agdestein	/s/ Philip Freyland
Sjur Agdestein	Philip Freyland
Managing Director	Vice President

DVB Bank SE Nordic Branch

Strandgaten 18	Postbox 701 Sentrum	Phone	+47 55 30 94 00	Norway	Enterprise no:
5013 Bergen	5807 Bergen	Fax	+47 55 30 94 50	www.dvbbank.com	993 205 699